Exhibit  15


November 6, 2002





Mirant Corporation

Re:  Registration Statement No. 333-35390

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference of our report dated November 6, 2002 therein, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.





/s/ KPMG LLP
Atlanta, Georgia